Exhibit 10.3

Vanguard Natural Resources, LLC
5847 San Felipe, Suite 3000
Houston, Texas 77057
Attn:	Scott W. Smith
President and Chief Executive Officer

Gentlemen:

In connection with the proposal by Vanguard Natural Resources, LLC ("VNR") to acquire all of the outstanding common units of Encore Energy Partners LP ("ENP") not already owned by Vanguard Natural Gas, LLC (“VNG”) through a unit-for-unit exchange, the Conflicts Committee of the Board of Directors (the "Conflicts Committee") of Encore Energy Partners GP LLC ("ENP GP"), in its capacity as general partner of ENP, requested that VNR enter into a standstill agreement, and VNR has accordingly agreed to enter into this letter agreement, effective as of March 25, 2011 (the "Effective Date").

1.           Standstill Agreement.  VNR agrees that it shall not, and since the Effective Date it has not, directly or indirectly, through its subsidiaries or affiliates or otherwise, without the prior written consent of the Conflicts Committee, in any manner:

(a)
acquire, agree to acquire or make any proposal or offer to acquire (except for the proposal dated March 24, 2011), any additional securities or property of or interests in ENP or any of its subsidiaries, or any rights or options to acquire any such securities, property or interests; provided that VNR may make nonpublic amendments or supplements to the proposal dated March 24, 2011 in discussions between VNR and the Conflicts Committee (such proposal, with such amendments or supplements, the "Proposed Transaction");

(b)
enter into, or make any proposal (except for the Proposed Transaction) or offer with respect to any merger, consolidation, business combination, reorganization or similar transaction involving ENP or any of its subsidiaries;

(c)
amend or propose to amend the certificate of formation or the Second Amended and Restated Agreement of Limited Partnership of ENP, as amended by Amendment No. 1 thereto, dated May 10, 2007 (the “ENP Partnership Agreement”), or the organizational documents of any ENP subsidiary;

(d)
make, or in any way participate in, any "solicitation" of "proxies" (as such terms are used in Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to vote or consent, or seek to advise or influence any person with respect to the voting of, or granting of a consent with respect to, any securities of or interests in ENP or any of its subsidiaries;

(e)
cause ENP GP or ENP or any of its subsidiaries to issue any additional securities or interests or to take or propose to take, directly or indirectly, any action described in clauses (a), (b), (c) or (d) above;

(f)
vote or give consent with respect to any security of or interest in ENP or any of its subsidiaries in favor of any transaction, proposal, offer or amendment described in clauses (a), (b) or (c) above if such transaction, proposal, offer or amendment was not approved and recommended to security holders or interest holders by the Conflicts Committee;

(g)
form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities of or interests in ENP; provided, however, that to the extent VNR is a member of a "group" with VNG, it may remain a member of such "group," but VNR agrees that it will take no action as a member of such group that would constitute a violation of this letter agreement;

(h)
enter into, propose or solicit any arrangement or understanding with another person pursuant to which VNR or any of its affiliates may vote or consent, or direct or influence the voting or failure to vote or consenting or failure to consent, of any security of or interest in ENP not owned of record on March 24, 2011 by VNR or such affiliates;

(i)	provide, or act as agent for the purpose of obtaining, debt or equity financing for any transaction described in clauses (a) or (b) above;

(j)	disclose any intention, plan or arrangement inconsistent with the foregoing;

(k)
disclose to any person any undisclosed the terms or conditions of the Proposed Transaction; provided, however, that VNR shall not be restricted from disclosing, without the consent of the Conflicts Committee, the status of the negotiations with respect to the Proposed Transaction; or

(l)
propose, agree to, promote, solicit or publicly announce its willingness to undertake or support any of the foregoing, or advise, assist or encourage any other person in connection with any of the foregoing;

provided that clauses (d) and (g) above shall not limit or otherwise restrict any action taken by VNR at any time after the Effective Date to (i) nominate persons for election to the Board of Directors of ENP GP in accordance with the limited liability company agreement of ENP GP or (ii) vote or give consent with respect to units of ENP held by VNR or its affiliates of record on March 24, 2011 other than as expressly prohibited by clause (f) above.  The prohibitions contained in this Section 1 shall terminate on the earliest of (v) 120 days from the Effective Date; (w) the entry into a definitive agreement related to a Proposed Transaction that the Conflicts Committee shall have approved; (x) the date on which the Conflicts Committee confirms in writing to VNR that the Conflicts Committee will not recommend the Proposed Transaction to the unitholders of ENP unless the definitive agreement relating to the Proposed Transaction contains a requirement that the Proposed Transaction be subject to the approval of a group of unitholders of ENP other than a “Unit Majority” (as defined in the ENP Partnership Agreement); (y) the date on which the Conflicts Committee publicly recommends to the unitholders of ENP a transaction described in (a) or (b) above with a person other than VNR or an affiliate of VNR and rejects the Proposed Transaction; or (z) the date on which the Conflicts Committee and VNR publicly announce their mutual agreement to discontinue discussions with respect to the Proposed Transaction.  The term "person" as used in this letter agreement shall be broadly interpreted to include any governmental representative, authority or tribunal, and any corporation, partnership, limited liability company, group, individual or other entity.

2.           ENP.  This letter agreement is for the benefit of the Conflicts Committee and ENP, which is a third party beneficiary of this letter agreement.  VNR agrees that the Conflicts Committee may enforce this letter agreement not only for itself, but also for and for the benefit of ENP.

3.           Consequences of Breach.  VNR understands and agrees that money damages would be an inadequate remedy for any actual or threatened breach of this letter agreement by VNR or any of its subsidiaries or affiliates, and, without prejudice to any other rights and remedies otherwise available to the Conflicts Committee or ENP, VNR agrees, in the event of an actual or threatened breach, that the Conflicts Committee may seek equitable relief, including injunctive relief and specific performance. Such remedies shall not be deemed to be the exclusive remedies for a breach by VNR of this letter agreement, but shall be in addition to all other remedies available at law or in equity. VNR further acknowledges and agrees that no failure or delay by the Conflicts Committee in exercising any right, power or privilege hereunder shall operate as a waiver thereof or the exercise of any other right, power or privilege hereunder.

4.           Governing Law.  This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof. Any right to trial by jury with respect to any claim, action, suit or proceeding arising out of this letter agreement or any of the matters contemplated hereby is waived.

5.           Consent to Jurisdiction.  VNR and the Conflicts Committee (for itself and on behalf of ENP) irrevocably submit to the exclusive jurisdiction of (a) the Delaware Chancery Court, and (b) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), for the purposes of any proceeding between VNR, on the one hand, and ENP or the Conflicts Committee, on the other hand, hereto arising out of this letter agreement (and each agrees that no such proceeding shall be brought by it except in such courts).  VNR and the Conflicts Committee (for itself and on behalf of ENP) irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any proceeding between the Parties hereto arising out of this letter agreement in (i) the Delaware Court of Chancery; or (ii) any state appellate court therefrom within the State of Delaware (or only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or that any such proceeding brought in any such court has been brought in an inconvenient forum.  Each of VNR and the Conflicts Committee (for itself and on behalf of ENP) also agrees that any final and non-appealable judgment against any such party hereto in connection with any such proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in a court of competent jurisdiction, either within or outside the United States.

6.           Miscellaneous.  This letter agreement may be executed in two counterparts, each of which together shall be considered a single instrument. This letter agreement constitutes the entire agreement, and supersedes all prior agreements and understandings (both written and oral) of the parties hereto with respect to the subject matter hereof, and cannot be amended or otherwise modified except in writing executed by the parties hereto. The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of VNR and the Conflicts Committee and shall inure to the benefit of ENP and its successors and assigns.

[Signature Page Follows]

If you are in agreement with the foregoing, please sign and return the attached copy of this letter agreement, whereupon this letter agreement shall be effective for all purposes as of the Effective Date.

Very truly yours,

The Conflicts Committee of the
Board Directors of
Encore Energy Partners GP LLC

By:	/s/ John Jackson
Name: John Jackson
Title: Chairman

Accepted and agreed to:

Vanguard Natural Resources, LLC

By:	/s/ Scott W. Smith
Name: Scott W. Smith
Title: President and Chief Executive Officer